EXHIBIT 4.1

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR EXEMPTION THERE FROM.

No. EW-00	DATE:________________

ZERCO SYSTEMS INTERNATIONAL, INC.
WARRANT TO PURCHASE COMMON STOCK

This certifies that ______________________________________ the holder of this Warrant (the “Warrantholder”), is entitled to purchase from Zerco Systems International, Inc., a Delaware corporation (the “Company”), at any time on or before 5:00 p.m., Eastern Standard Time, on the two-year anniversary of the date hereof (or, if such day is not a Business Day, as defined herein, at or before 5:00 p.m., Eastern Standard Time on the next following Business Day), up to ______________ fully paid and nonassessable shares of Common Stock of the Company at the Exercise price (as defined below).  The Exercise Price and the number of shares purchasable hereunder are subject to adjustment under certain conditions as provided in Article III hereof.

ARTICLE I

Section 1.01:  Definition of Terms:  As used in this Warrant, the following capitalized terms shall have the following respective meanings:

(a)	Business Day: A day other than a Saturday, Sunday or other day on which banks in the State of Ohio are authorized by law to remain closed.

(b)	Common Stock: Common Shares, no par value, of the Company.

(c)	Common Stock Equivalents: Securities that are convertible into or exchangeable or exercisable for shares of Common Stock.

(d)
Exercise Price: The per share price for which the Warrantholder may purchase Warrant Shares pursuant to this Warrant.  The initial Exercise price is $0.01.  The Exercise Price may be adjusted from time to time pursuant to Article III hereof.

(e)	Expiration Date: 5:00 p.m., Eastern Standard Time, on the two-year anniversary of the date hereof, or, if such day is not a Business Day, on the next following Business Day.

(f)	Holder: A holder of Warrant Shares.

(g)	Person: An individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

(h)	SEC: The Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(i)	Securities Act: The Securities Act of 1933, as amended.

(j)	Warrants: This Warrant and all other warrants that may be issued in replacement of this Warrant.

(k)
Warrantholder:  The Person to whom this Warrant is originally issued, any successor in interest thereto, or any assignee or transferee thereof in whose name this Warrant is registered upon the books maintained by the Company for that purpose.

(l)	Warrant Shares: Shares of Common Stock purchasable upon exercise of the Warrants.

ARTICLE II

Duration and Exercise of Warrant

Section 2:01:  Duration of Warrant.  Subject to the terms contained herein, this Warrant may be exercised at any time on or before 5:00 p.m., Eastern Standard Time, on the Expiration Date.  If this Warrant is not exercised at or before 5:00 p.m., Eastern Standard Time, on the Expiration Date, It shall become void and all rights hereunder shall thereupon cease.

Section 2.02:  Exercise of Warrant.

(a)           Subject to the terms and conditions set forth herein, the Warrantholder may exercise this Warrant, in whole or in part, upon surrender of this Warrant with the Subscription Form attached hereto duly executed, to the Company at its corporate office at 7140 Brookwood Drive, Brookfield, Ohio 44403, together with payment in full of the Exercise Price for each Warrant Share to be purchased in lawful money of the United States, by certified check or bank draft payable to the order of the Company in currency of the United States.

(b)           Upon receipt of this Warrant with the Subscription Form duly executed and accompanied by payment of the aggregate Exercise Price for the Warrant Shares for which this Warrant is then being exercised, the Company will issue certificates to the Warrantholder for the total number of Warrant Shares for which this Warrant is being exercised in such denominations as are requested by the Warrantholder.

(c)           If the Warrantholder shall exercise this Warrant with respect to less than all of the Warrant Shares that may then be purchased under this Warrant, the Company will execute a new warrant in the form of this Warrant for the balance of such Warrant Shares and deliver such new warrant to the Warrantholder.

(d)           The Company covenants and agrees that it will pay, when due and payable, any and all stock transfer and similar taxes that may be payable in respect of the issuance of this Warrant or of any Warrant Shares; and (ii) the Warrant Shares shall be deemed to be issued to the Warrantholder as the record owner of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment has b3een tendered for the purchase of such Warrant Shares.

ARTICLE III

Adjustment of Number of Warrant Shares
Purchasable and of Exercise Price

The Exercise Price and the number and type of Warrant Shares shall be subject to adjustment from time to time upon the happening of certain events described in this Article III.

Section 3:01:  Mechanical Adjustments.

(a)           If at any time prior to the full exercise of this Warrant, the Company shall:  (i) pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock; (ii) subdivide, reclassify or recapitalize its outstanding shares of Common Stock into a greater number of shares; or (iii) combine, reclassify or recapitalize its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect at the time of the record date of such dividend, subdivision, combination, reclassification or recapitalization shall be proportionately adjusted so that the Warrantholder shall be entitled to receive the aggregate number and type of shares that, if this Warrant had been exercised in full immediately prior to such time and the Warrant Shares had been converted in full, it would have been owned upon such exercise and been entitled to receive upon such dividend, subdivision, combination, reclassification or recapitalization.  Such adjustment shall be made successively whenever any event listed in this paragraph 3:01(a) shall occur.

(b)           If the Company shall sell or issue Common Stock (other than pursuant to a transaction described in paragraph (a) above) or rights, options, warrants or convertible or exchangeable securities, or options to purchase convertible or exchangeable securities, entitling the holder of such instrument to subscribe for or purchase shares of Common Stock (or Common Stock Equivalents), without consideration or for a “consideration per share” (determined in the manner described below) less than the then current Exercise Price of this Warrant, the Exercise price shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior to the date of such sale or issuance (which date, in the event of a distribution to shareholders, shall be deemed to be the record date set by the Company to determine shareholders entitled to participate in such distribution) by a fraction, the numerator of which shall be (i) the number of shares of Common Stock outstanding on the date of such sale or issuance, plus (ii) the number of additional shares of Common Stock which the aggregate consideration received by the Company upon such issuance or sale (plus the aggregate of any additional amount to be received by the Company upon the exercise of such rights or warrants) would purchase at the then current Exercise price, and the denominator of which shall be (i) the number of shares of Common Stock outstanding on the date of such issuance or sale, plus (ii) the number of additional shares of Common Stock offered for subscription or purchase (or into which the Common Stock Equivalents so offered are convertible.)  Such adjustments shall be made successively whenever such warrants or rights are issued.  To the extent that shares of Common Stock are not delivered (or Common Stock Equivalents are not delivered) after the expiration of such rights or warrants, the Exercise Price shall be readjusted to the Exercise Price that would then be in effect had the adjustments made upon he issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or Common Stock Equivalents) actually delivered.  For purposes of this Section 3.01(b), the “consideration per share” of securities issued by the Company shall be determined, in the case of rights, options, warrants and convertible or exchangeable securities, or options to purchase convertible or exchangeable securities, by dividing (x) the total amount received or receivable by the Company in consideration of the sale or issuance of the rights, options, warrants or convertible or exchangeable securities, or options to purchase convertible or exchangeable securities, plus the total consideration payable to the Company upon conversion, exchange or exercise thereof, by (y) the total number of shares of Common Stock covered by such rights, options, warrants and convertible or exchangeable securities.

(c)           Whenever the Exercise Price payable upon exercise of this Warrant is adjusted pursuant to paragraph (a) or (b) of this Section 3.01, the Warrant Shares shall simultaneously be adjusted by multiplying the number of Warrant Shares initially issuable upon exercise of each Warrant by the Exercise Price in effect on the date thereof and dividing the product so obtained by the Exercise Price, as adjusted.

(d)           No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one cent ($.01) in the Exercise Price; provided, however, that any adjustments which by reason of this paragraph (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.  All calculations under this Section 3.01 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

(e)           In the event that at any time, as a result of any adjustment made pursuant to paragraph (a) of this Section 3.01, the Warrantholder thereafter shall become entitled to receive any securities of the Company other than shares of Common Stock, thereafter the number of such other securities so receivable upon exercise of any warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraphs (a) to (d), inclusive, of this Section 3.01.

Section 3.02:  Notice of Adjustment.  Whenever the number of Warrant Shares or the Exercise Price is adjusted as herein provided, the Company shall prepare and deliver to the Warrantholder a certificate signed by its President, or any Vice President, Treasurer or Secretary, setting forth the adjusted number of shares purchasable upon the exercise of this Warrant and the Exercise Price of such shares after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

Section 3.03:  Preservation of Purchase Rights Upon Merger, Consolidation, etc.  As a condition to any consolidation of the Company with or merger of the Company into another corporation or any sale, lease or other transfer or conveyance to another corporation of all or substantially all the property or assets of the Company, the Company or such successor or purchasing corporation, as the case may be, shall execute the Warrantholders an agreement granting the Warrantholders the continuing right, upon payment of the Exercise Price in effect immediately prior to such action, to purchase upon exercise of this Warrant the kind and amount of shares and other securities and property which such holder would have owned or have been entitled to receive after the consummation of such consolidation, merger, sale, lease, transfer or conveyance had this Warrant been exercised immediately prior to such action.  Such agreement shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustment provided for in this Article III.  The provisions of this Section 3.03 shall similarly apply to successive consolidations, mergers, sales, leases, transfers or conveyances.

Section 3.04:  Form of Warrant After Adjustments.   The form of this Warrant need not be changed because of any adjustments in the Exercise Price or the number or kind of the Warrant Shares, and Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in this Warrant as initially issued.

ARTICLE IV

Other Provisions Relating to Rights of Warrantholder

Section 4.01:  No Rights as Stockholders; Notice to Warrantholders.  Nothing contained in this Warrant shall be construed as conferring upon the Warrantholder or its transferees the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Company.  If, however, at any time prior to the expiration or exercise in full of the Warrants, any of the following events shall occur:

(a)	The Company shall offer to the holders of its Common Stock any additional shares of Common Stock or Common Stock Equivalents or any right to subscribe thereto;

(b)	A dissolution, liquidation or winding up of the Company shall be proposed; or

(c)
Any consolidation of the Company with or merger of the Company into another corporation or the sale, lease or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety shall be proposed;

then in any one or more of such events, the Company shall give written notice of such event to the Warrantholder at least 25 days prior to the date fixed as a record date or the date of closing of the Company’s stock transfer books for the determination of the shareholders entitled to receive such distribution, or subscription rights, or for the determination of the shareholders entitled to vote on such proposed merger, consolidation, sale, lease, conveyance, dissolution, liquidation or winding up.  Such notice shall specify such record date or the date of closing of the stock transfer books, as the case may be.

Section 4.02:  Lost, Stolen, Mutilated or Destroyed Warrants.  If this Warrant is lost, stolen, mutilated or destroyed, the Company shall, on such reasonable terms as to indemnify or otherwise as it may in its discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as, and in substitution for, this Warrant.

Section 4.03:  Reservation of Shares

(a)           The Company covenants and agrees that at all times it shall reserve and keep available for the exercise of this Warrant such number of authorized shares of Common Stock as are sufficient to permit the exercise in full of this Warrant.

(b)           The Company covenants that all shares of Common Stock issued upon exercise of this Warrant will be validly issued, fully paid, nonassessable and free of preemptive rights.

ARTICLE V

Treatment of Warrantholder

Prior to due presentment for registration of transfer of this Warrant, the Company may deem and treat the Warrantholder as the absolute owner of this Warrant (notwithstanding any notation of ownership or other writing hereon) for the purpose of any exercise hereof and for all other purposes and the Company shall not be affected by any notice to the contrary.

ARTICLE VI

Split-Up, Combination, Exchange and transfer of Warrants

Section 6:01:  Split-Up, Combination, Exchange and Transfer of Warrants.  Subject to and limited by the provisions of Section: 6.02 hereof, this Warrant may be split up, combined or exchanged for another Warrant or Warrants containing the same terms and entitling the Warrantholder to purchase a like aggregate number of Warrant Shares.  If the Warrantholder desires to split up, combine or exchange this Warrant, it shall make such request in writing delivered to the Company and shall surrender to the Company this Warrant and any other Warrants to be so split up, combined or exchanged.  Upon any such surrender for a split-up, combination or exchange, the Company shall execute and deliver to the person entitled thereto a Warrant or Warrants, as the case may be, as so requested.  The Company shall not be required to effect any split-up, combination or exchange which will result in the issuance of a Warrant entitling the Warrantholder to purchase upon exercise a fraction of a share of Common Stock or a fractional Warrant.  The Warrantholder acknowledges that the transfer of this Warrant to any other Person shall not be effected without an opinion of counsel in form and substance reasonably satisfactory to Company to the effect that registration of the same is not required.

Section 6:02:  Purchase for Investment.  The Warrantholder is purchasing the Warrant for its own account, for investment purposes and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

Section 6.03:  Unregistered Securities; Legend.  The Warrantholder understands that neither the Warrant nor the Warrant Shares have been registered under the Securities Act and will be issued in reliance upon an exemption from the registration requirements thereof.  The Warrantholder acknowledges this Warrant bears, and that the certificates representing the Warrant Shares shall each bear such restrictive legends as are required by federal and state securities laws, including a legend substantially as follows:

“The securities represented by this certificate have not been registered under the Securities Act of 1933 or any applicable state securities laws and may not be offered for sale, sold, transferred or conveyed without registration or, if required by the Company, an opinion of counsel in form and substance reasonably satisfactory to the Company to the effect that such registration is not required.”

Section 6.04:  Status of Warrantholder:  The Warrantholder is an accredited investor, as that term is defined in Rule 501 of Regulation D of the Securities Act.  The Warrantholder will furnish the Company such information as the Company may reasonably request regarding its status as an accredited investor.

ARTICLE VII

Representations and Warranties of the Company; Other Matters

Section 7.01:  Representations and Warranties.  The Company represents and warrants to and agrees with the Warrantholder that:

(a)           the Company has all requisite power and authority, corporate or otherwise, and has taken all necessary action, to execute, deliver and perform its obligations under the Warrant.  This Warrant has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.  No authorization, approval, consent, order, license, franchise, certificate or permit of or from any Person or regulatory authority is required to be obtained by the Company in connection with the execution, delivery or performance of this Warrant;

(b)           none of the execution, delivery or performance of the Company’s obligations under this Warrant will conflict with, or result in a breach of any of the terms of provisions of, or constitute a default under or violate any term of (i) the articles of incorporation, as amended, or the code of regulations of the Company; (ii) any indenture, mortgage, joint venture agreement, lease, sublease, sales agreement or other agreement or instrument to which the Company is a party or by which it or any of its properties is bound; or (iii) any law, rule, regulation, judgment, order or decree of any government, governmental or regulatory body or court, foreign or domestic, having jurisdiction over the Company or any of its properties or assets; and

(c)           the Warrant Shares have been duly reserved for issuance upon exercise of the Warrants and, when issued upon such exercise in accordance with the terms of this Warrant, will be duly and validly issued, fully paid and nonassessable, and the issuance of the Warrant Shares is not subject to any preemptive or similar rights granted by the Company, and other Person or any statute.

Section 7.02:  Expenses of Transfer:  The Company will from time to time promptly pay all taxes and charges that may be imposed with respect to the issuance or delivery of Warrant Shares upon the exercise of this Warrant by the Warrantholder.

Section 7.03:  Successors and Assigns.  All the covenants and provisions of this Warrant by or for the benefit of the Company shall bind and inure to the benefit of its successors and assigns hereunder.

Section 7.04:  No Inconsistent Agreements.  The Company will not on or after the date of this Warrant enter into any agreement with respect to its securities, which is inconsistent with the rights granted to the Warrantholder or otherwise conflicts with the provisions hereof.

Section 7.05:  Adjustments Affecting Warrant Shares.  The Company will not take any action outside the ordinary course of business, or permit any change within its control to occur outside the ordinary course of business, with respect to this Warrant or the Warrant shares which is without a bona fide business purpose.

Section 7.06:  Amendments and Waivers.  The provisions of this Warrant, including, without limitation, the provisions of this sentence, may not be amended, modified or supplemented, and waiver or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of beneficial Holders of at least a majority of the outstanding Warrant Shares.  Holders shall be bound by any consent authorized by this section whether or not certificates representing such Warrant Shares have been marked to indicate such consent.

Section 7.07:  Counterparts.  This Warrant may be executed in any number of separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 7.08:  Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 7.09:  Severability.  in the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every  other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 7.10:  Integration/Entire Agreement.  This Warrant is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein.  This Warrant supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.11:  Attorney’s Fees.  In any action or proceeding brought to enforce any provisions of this Warrant, the successful party shall be entitled to recover attorneys’ fees and disbursements in addition to its costs and expenses and any other available remedy.

Section 7.12:  Notices.  Notice or demand pursuant to this Warrant to be given or made by the Warrantholder to or on the Company shall be sufficiently given or made if sent by first class mail, postage prepaid, addressed (until another address is designated in writing by the Company) as follows:

Zerco Systems International, Inc.
7140 Brookwood Drive
Brookfield, OH  44403
Attention:  John Soltesz, CEO

Any notice or demand authorized by this Warrant to be given or made by the Company to or on the Warrantholder or a Holder of Warrant Shares shall be sufficiently given or made if sent by first class mail, postage prepaid, to the Warrantholder or the Holder of Warrant Shares at its last known address as it shall appear on the books of the Company.

Section 7.13:  Headings.  The Articles headings in this Warrant are for convenience only and are not part of this Warrant and shall not affect the interpretation thereof.

IN WITNESS WHEREOF, this Warrant has been duly executed by the Company as of ________________, 20__.

ZERCO SYSTEMS INTERNATIONAL, INC.

By:
John A. Niotti-Soltesz, C.E.O.

Attest:
Secretary

SUBSCRIPTION FORM

(To be executed upon exercise of Warrant)

Zerco Systems International, Inc.

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant Certificate for, and to purchase hereunder, shares of Common Stock, as provided for therein, and tenders herewith payment of the purchase price in  full in the form of cash, a certified or official bank check in the amount of $______.

Please issue a certificate or certificates for such shares of Common Stock in the name of:

Name:
(Please Print Name, Address and Social
Security Number)

Signature:

NOTE: The above signature should correspond exactly with the name on the first page of this Warrant Certificate or with the name of the assignee appearing in the assignment form below

And if said number of shares shall not be all the shares purchasable under the within Warrant Certificate, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the shares purchasable there under.

Date:_______________________________